Exhibit (e)(3)

February 15, 2010

Steven Litchfield

VP Business Development

Microsemi Corporation 2381 Morse Avenue,

Irvine, CA 92614 USA

Dear Mr. Litchfield:

In connection with your consideration of a possible acquisition of White Electronic Designs Corporation (the “Company”) by you (the “Transaction”), you have requested or may receive certain information regarding the Company, which is non-public, confidential and proprietary in nature. Such information (whether in writing or oral), in whole or in part, together with analyses, compilations, studies or other documents prepared by you, your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directors, officers, agents, employees or controlling persons (as such term is defined under the Exchange Act) (such affiliates and other persons being herein referred to collectively as “your Representatives”), which contain or otherwise reflect or are generated from such information and your review of, or interest in the Company is hereinafter referred to as the “Information”; provided, however, that Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives; (ii) is or becomes available to you on a non-confidential basis from any person that has no obligation to maintain the confidentiality of such information; or (iii) is independently developed without making use of the Information (iv) was within your possession prior to its being furnished to you by the Company. As used in this Agreement, the term “person” shall be broadly construed to include, without limitation, any corporation, company, joint venture, partnership or natural person. In consideration of furnishing you with Information, you agree that:

1. The Information will be kept confidential and shall not, without prior written consent of the Company, be disclosed by you or your Representatives in any manner whatsoever, in whole or in part, and shall not be used by you or your Representatives, other than in connection with the Transaction. Moreover, you agree to transmit the Information for the purpose of evaluation of your possible interest as described above only to your Representatives who are informed by you of the confidential nature of the Information and expressly agree to abide by the provisions of this Agreement. You agree to be responsible for any breach of this Agreement by your Representatives.

2. The Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by you, or your Representatives, will be returned to the Company immediately or destroyed by you upon the Company’s request without retaining any copies thereof, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. That portion of the Information which consists of analyses, compilations, studies or other documents prepared by you, or your Representatives, will be held by you and kept confidential and subject to the terms of this Agreement, or will be destroyed as requested by the Company and such destruction shall be certified as provided in this paragraph 2. Any oral Information will continue to be subject to the terms of this Agreement. Notwithstanding the above, the parties will continue to be bound by the obligations of confidentiality and other obligations of this Agreement for a period of two (2) years from the date of termination of discussions,

3. In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, you will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or other persons acting on your behalf or at your direction) will furnish only that portion of the Information which, in the reasonable opinion of your counsel is required to be disclosed and, upon the Company’s written request, use your best efforts to obtain assurances that confidential treatment will be accorded to such Information.

4. Unless otherwise required by law in the reasonable opinion of the receiving party’s counsel, neither party hereto nor its Representatives will without the prior written consent of the other party, disclose to any person (including any other prospective purchaser) the fact that you have been solicited with respect to a possible Transaction, discussions or negotiations are taking place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the facts that offers were made, pricing and valuations information, terms of any offer or the status of any of the foregoing and the fact that the Information has been made available to you.

5. Until the earliest of (i) the consummation of a Transaction or (ii) two years from the date of this Agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or any employee of the Company regarding the business, operations, prospects or finances of the Company. Furthermore, you agree for a period of one year from the date of this Agreement not to, directly or indirectly, solicit or hire any such officer, director or employee. Nothing in here shall limit your ability to hire any such employee, officer or director who is no longer employed with the company, or if employed, contacted you in response to general solicitation not directed at such employee, officer or director.

6. Without the prior written consent of the Company, for a period of Eighteen months from the date of this Agreement, neither you nor any of your affiliates, nor any other person acting on your behalf or in concert with you, shall directly or indirectly: (a) acquire, offer or propose to acquire or cause to be acquired by purchase or otherwise, any voting securities of the Company or any direct or indirect rights to acquire any voting securities of the Company or of any successor to or person in control of the Company, with or without the payment of money (collectively, “Voting Securities”); (b) submit any proposal for any transaction involving the Company or its Voting Securities or assets; (c) otherwise seek to influence, disrupt or control, in any manner whatsoever, the Company’s board of directors, business, management or policies or affairs, or remove any member of the Company’s board of directors; (d) solicit proxies or become a “participant” in a “solicitation”, as such terms are defined in Regulation 14A promulgated under the Exchange Act with respect to any matter or communication with or seek to advise or influence any person with respect to the voting of any Voting Securities; (e) join a partnership, limited partnership, syndicate or other group or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of any Voting Securities within the meaning of Section 13(d)(3) of the Exchange Act; (f) initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, or induce any other person to initiate any stockholder proposal pertaining to the Company;

(g) solicit, negotiate with or provide any information to any other person or make any statement or proposal, whether written or oral, to the Company’s board of directors or any director or officer thereof with respect to any form of business combination transaction involving the Company, including, without limitation, a merger, exchange offer, liquidation of the Company or any other acquisition of the Company, any acquisition of Voting Securities or all or any portion of the Company’s assets; (h) finance, participate in any financing or assist any person in arranging any financing with respect to any of the foregoing; or (i) enter into any discussions, negotiations, arrangements or understanding with any person, instigate or encourage any person or make any public announcement (or request permission to make such announcement) with respect to any of the foregoing. During such two year period, you will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing.

7. You understand and acknowledge that the Company is not making any representations or warranties, express or implied, as to the accuracy or completeness of the Information or any other information provided to you by the Company. Neither the Company nor its respective affiliates, nor any of its respective officers, directors, employees, agents or controlling persons shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Information. Only those representations and warranties which are made in the final definitive agreement regarding the Transaction, when and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

8. You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of (i) this Agreement or (ii) any written or oral expression with respect to such a Transaction by any of the Company’s directors, officers, employees, agents, advisors or controlling persons except, in the case of this Agreement, for the matters specifically agreed to herein.

9. Without prejudice to the rights and remedies otherwise available, the Company shall be entitled to equitable relief by way of temporary and/or permanent injunction without proof of damages if you or any of your agents or employees breach or threaten to breach any of the provisions of this Agreement. . In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached, directly or indirectly, by either party, then the breaching party shall reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

10. This Agreement embodies the entire agreement and understanding of the parties and supercedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party and may be modified or waived only by a separate writing executed by the Company and you expressly so modifying or waiving this Agreement. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11. The benefits of this Agreement shall inure to the respective successors and assigns of the parties, and the obligations and liabilities assumed in this Agreement by the parties shall be binding upon their respective successors and assigns. No failure or delay by us or the Company in exercising any right, power or privilege hereunder shall constitute a waiver thereof, nor will any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement shall confer upon the Company, as if a party hereto, all equitable rights, remedies and claims under or by reason of this Agreement.

12. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each party consents to the personal jurisdiction in that State and voluntarily submits to the exclusive jurisdiction of the courts of that State in any action or proceeding with respect to this Agreement, including the federal district courts in located in that State. You agree that you may be served with process at your address set forth on the first page hereof.

If you are in agreement with the foregoing, please sign and return this Agreement which thereupon will constitute our Agreement with respect to the subject matter hereof.

Very truly yours,

White Electronic Designs Corporation

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Chairman

AGREED AND ACCEPTED BY:

Microsemi Corporation

By:	/s/ Steven Litchfield
Name:	Steven Litchfield
Title:	VP Business Development